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New York, NY 10016
Tel: (212) 697-1105
Fax: (212) 338-5662
                                                                   NEWS
                                                           For Immediate Release

                                                        Contact: Jeanette Clonan
                                                                    212-338-5658


                       GLOBALSTAR TO SELL $150 MILLION OF
                           CONVERTIBLE PREFERRED STOCK
                             IN A RULE 144A OFFERING



NEW YORK, December 3, 1999 -- Globalstar Telecommunications Limited (NASDAQ:GSTRF) announced today that it has entered into an agreement to sell $150 million of 9% Convertible Preferred Stock due 2011 in an offering exempt from registration. The Preferred Stock will be convertible into shares of common stock at a conversion price of $25.9569 per share.

Globalstar Telecommunications Limited (GTL) will apply the proceeds to purchase Convertible Preferred Partnership Interests in Globalstar, L.P. Globalstar L.P., in turn, will use the proceeds from the sale of the Convertible Preferred Partnership Interests for continued deployment of the Globalstar mobile satellite-based telephone system and for general corporate purposes.

The Preferred Stock will be offered only to qualified institutional buyers pursuant to Rule 144A and to certain accredited institutional investors under the Securities Act of 1933. The Preferred Stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities.

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